EXHIBIT 99.1

EDUCATION REALTY TRUST CLOSES $48 MILLION  EXPANSION OF FANNIE MAE CREDIT
FACILITY

MEMPHIS, TN, December 2, 2009 — Education Realty Trust, Inc., (NYSE:EDR) today announced the closing of a $48 million expansion of its existing Fannie Mae master credit facility, provided by Red Mortgage Capital, Inc., a Fannie Mae DUS(R) lender. The facility expansion consists of fixed rate loans of approximately $8, $17, and $23 million with maturities of five, seven, and ten-year terms, respectively.  The weighted average annual interest rate is approximately 5.48%. The Company provided eight student housing communities (Cape Place, Berkeley Place, River Place, Clemson Place, Troy Place, Western Place, The Chase at Murray, and Carrollton Place) as collateral to facilitate the expansion of the facility.

The proceeds will be used to reduce the Company’s corporate revolving credit facility and provide for other working capital needs.  With this funding, the Company has drawn approximately $246 million in total loans under the Fannie Mae facility and has five unencumbered properties remaining in its portfolio.

About Education Realty Trust

Education Realty Trust (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America's largest owners and operators of collegiate student housing. Its portfolio includes 64 communities in 22 states with 37,827 owned and managed beds. For more information please visit the Company's website at www.educationrealty.com.

Contact:
Brad Cohen
ICR, LLC
203-682-8211

bcohen@icrinc.com